Exhibit 10.4

SECOND AMENDMENT
TO THE
FIRST NATIONAL BANK OF PULASKI
ADOPTION AGREEMENT
DIRECTORS DEFERRED COMPENSATION PLAN
DATED JANUARY 1, 2001
FOR

       THIS AMENDMENT is adopted this ________ day of __________________, 20____, by and between FIRST NATIONAL BANK OF PULASKI, a federally chartered commercial bank located in Pulaski, Tennessee (the "Bank") and                                          (the "Director").

       The Bank and the Director executed the Directors Deferred Compensation Plan (the "Plan") and the Adoption Agreement, attached as Exhibit I to the Plan and which contained additional terms, on January 1, 2001. Pursuant to Paragraph I of the Adoption Agreement the undersigned hereby amends the Adoption Agreement to change the Director's disability and death benefits. Therefore, the parties further agree to the following:

Paragraphs K and L shall be added to the Adoption Agreement as follows:

  The amount of my disability benefits payable under Paragraph 2.2(b) of the Plan shall be the Post-Retirement Benefit provided for in Paragraph G of this Adoption Agreement.

  I hereby elect to receive these disability benefits:

  (  ) the first day of the month following my Normal Retirement Date as specified in Paragraph E of this Adoption Agreement and in monthly installments for a total of 180 months.

  Or

  (  ) the first day of the month following my Termination of Service due to Disability in monthly installments for a total of 180 months. I understand that by choosing this option, I will receive a disability benefit that is discounted back from my Normal Retirement Date to the date of my Termination of Service due to such Disability using an appropriate discount rate as determined by the Bank.

  If I die after the beginning of the receipt of Disability payments but prior to receiving 180 monthly payments in the amount specified in Paragraph K, my Beneficiary(ies) shall continue to receive such monthly payments in a like amount until the benefits provided therein have been paid in full.

If I have elected to receive the Disability benefit beginning at the Normal Retirement Date in the amount specified in Paragraph K and I die after Termination of Service due to Disability but before beginning receipt of the Disability payments, the Death benefit will begin on the first day of the month following my Death and will be payable to my Beneficiaries in monthly installments for a period of 180 months. The Death benefit payable will equal to the Retirement Benefit provided for in Paragraph G of the Adoption Agreement adjusted in accordance with the procedure included in Paragraph 2.6 of the Plan with the date of termination of service being considered the termination date for purposes of the pro-rata calculation.

To the extent this Second Amendment is a "material modification" under IRC 409A of the Code, the undersigned hereby expressly acknowledge that "grandfathering" protection afforded by the American Jobs Creation Act and I.R.C. Section 409A may no longer be available.  Also, to the extent necessary, the Agreement, as amended, shall be administered in "good faith compliance" with Notice 2005-1 and I.R.C. Section 409A, subject to future regulatory guidance.

       IN WITNESS OF THE ABOVE, the Director and the Bank hereby consent to this Second Amendment.

Director:                                                                    FIRST NATIONAL BANK OF PULASKI

_____________________________________          By _______________________________________

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